UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                 (Amendment 4)*


                          New England Bancshares, Inc.
                          ----------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                    -----------------------------------------
                         (Title of Class of Securities)

                                   643863202
                                 ------------
                                 (CUSIP Number)

                               December 31, 2009
                               -----------------
            (Date of Event Which Requires Filing of This Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[X]                 Rule 13d-1(b)


[ ]                 Rule 13d-1(c)

[ ]                 Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP NO. 643863202                                           Page 2 of 5 Pages


===============================================================================

1        Names of Reporting Persons

                    New England Bank
                    Employee Stock Ownership Plan Trust
-------------------------------------------------------------------------------

2        Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)      __________
         (b)      __________

-------------------------------------------------------------------------------

3        SEC Use Only

-------------------------------------------------------------------------------

4        Citizenship or Place of Organization
                    State of Connecticut
-------------------------------------------------------------------------------

    Number of Shares      5     Sole Voting Power
 Beneficially Owned by
 Each Reporting Person                215,407
         With:            -----------------------------------------------------

                          6     Shared Voting Power

                                      158,441
                          -----------------------------------------------------

                          7     Sole Dispositive Power

                                      373,848
                          -----------------------------------------------------

                          8     Shared Dispositive Power

                                      0
-------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                    373,848
-------------------------------------------------------------------------------

10       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                (See Instructions)

-------------------------------------------------------------------------------

11       Percent of Class Represented by Amount in Row 9

         6.0% of 6,192,489 shares of Common Stock outstanding as of
                        December 31, 2009.
-------------------------------------------------------------------------------

12       Type of Reporting Person (See Instructions)

                    EP
===============================================================================

CUSIP NO. 643863202                                           Page 2 of 5 Pages

Item 1
         (a)      Name of Issuer

                  New England Bancshares, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  855 Enfield Street
                  Enfield, Connecticut 06082

Item 2
         (a)      Name of Person Filing

                  New England Bank
                  Employee Stock Ownership Plan Trust
                  Trustee:          First Bankers Trust Services, Inc.
                                    2321 Kochs Lane
                                    P.O. Box 4005
                                    Quincy, Illinois 62305

          (b)     Address of Principal Business Office

                  855 Enfield Street
                  Enfield, Connecticut 06082

         (c)      Citizenship or Place of Organization

                  See Page 2, Item 4.

         (d)      Title of Class of Securities

                  Common Stock, par value $.01 per share

         (e)      CUSIP Number

                  See Page 1.

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b, or (c), check whether the person filing is a:

                      (f) [X] An employee  benefit  plan or  endowment  fund in
                  accordance with ss.240.13d-1(b)(1)(ii)(F).

Item 4.           Ownership

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP NO. 643863202                                           Page 2 of 5 Pages

                 (a)  Amount beneficially owned: See Page 2, Item 9.
                 (b)  Percent of class: See Page 2, Item 11.
                 (c)  Number of shares as to which the person has:

                    (i)  Sole power to vote or to direct  the vote:  See Page 2,
                         Item 5.
                    (ii) Shared power to vote or to direct the vote: See Page 2,
                         Item 6.
                    (iii) Sole power to dispose or to direct the disposition of:
                         See Page 2, Item 7.
                    (iv) Shared  power to dispose  or to direct the  disposition of: See Page 2, Item 8.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

                  N/A

Item 8.           Identification and Classification of Members of the Group

                  N/A

Item 9.           Notice of Dissolution of Group

                  N/A

Item 10. Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                January 27, 2010
                                ----------------
                                      Date


                               /s/ Linda J. Shultz
                               -------------------
                                    Signature


                                 Linda J. Shultz
                 First Bankers Trust Services, Inc., as Trustee
                          ----------------------------
                                   Name/Title